EXHIBIT 99.2

Quicksilver Resources Inc. – Northeast Operations

Carve Out Financial Statements as of and for the Years Ended

December 31, 2006, 2005 and 2004

QUICKSILVER RESOURCES INC. – NORTHEAST OPERATIONS

CARVE OUT FINANCIAL STATEMENTS

For the Years Ending December 31, 2006, 2005 and 2004

Quantities of natural gas are expressed in this report in terms of thousand cubic feet (“Mcf”) or million cubic feet (“MMcf”). Crude oil and natural gas liquids are quantified in terms of barrels (“Bbl”), thousands of barrels (“MBbl”) or millions of barrels (“MMBbl”). Crude oil and natural gas liquids are compared to natural gas in terms of thousands of cubic feet of natural gas equivalent (“Mcfe”) or millions of cubic feet of natural gas equivalent (“MMcfe”). One barrel of crude oil or natural gas liquids is the energy equivalent of six Mcf of natural gas. Daily natural gas and crude oil production is signified by the addition of the letter “d” to the end of the terms defined above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Quicksilver Resources Inc.

Fort Worth, Texas

We have audited the accompanying carve out balance sheets of Quicksilver Resources Inc.’s (the “Company”) Northeast Operations as of December 31, 2006 and 2005, and the related carve out statements of income before income taxes, owner’s net investment, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Northeast Operations is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Northeast Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve out financial statements referred to above present fairly, in all material respects, the financial position of Quicksilver Resources Inc.’s Northeast Operations as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the carve out financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

The accompanying carve out financial statements have been prepared from the separate records maintained by Quicksilver Resources Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Northeast Operations had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from, and are applicable to, Quicksilver Resources Inc. as a whole.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas

October 31, 2007

QUICKSILVER RESOURCES INC. – NORTHEAST OPERATIONS

CARVE OUT BALANCE SHEETS

As of December 31, 2006 and 2005

In thousands

	2006	2005
ASSETS
Current assets
Accounts receivable, net	$12,249	$13,959
Materials and supplies	4,388	3,489
Total current assets	16,637	17,448

Investments in and advances to equity affiliates	7,434	8,353

Property, plant and equipment – net
Oil and gas properties, full-cost method (including unevaluated costs of $4,879 and $11,463, respectively)	434,945	431,344
Other property and equipment	45,789	47,126
Property, plant and equipment – net	480,734	478,470

Other assets	249	265
	$505,054	$504,536

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities
Accounts payable	$11,682	$12,076
Accrued liabilities	6,183	7,314
Total current liabilities	17,865	19,390

Asset retirement obligations	11,008	10,301

Owner’s net investment	476,181	474,845
	$505,054	$504,536

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. – NORTHEAST OPERATIONS

CARVE OUT STATEMENTS OF INCOME BEFORE INCOME TAXES

For the Years Ended December 31, 2006, 2005 and 2004

In thousands

	2006	2005	2004
Revenues
Natural gas, NGL and crude oil sales	$164,060	$199,116	$165,119
Other revenue	1,502	1,406	1,384
Total revenues	165,562	200,522	166,503
Expenses
Oil and gas production costs	44,921	44,192	38,317
Production and ad valorem taxes	10,659	12,579	9,776
Other operating costs	1,081	804	1,251
Depletion, depreciation and accretion	27,889	28,842	28,076
General and administrative	250	1,192	2,606
Total expenses	84,800	87,609	80,026

Income from equity affiliates	526	914	1,178

Operating income	81,288	113,827	87,655

Other (income) expense – net	(42)	114	(31)

Income before income taxes	$81,330	$113,713	$87,686

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. – NORTHEAST OPERATIONS

CARVE OUT STATEMENTS OF OWNER’S NET INVESTMENT

For the Years Ended December 31, 2006, 2005 and 2004

In thousands

	2006	2005	2004
Owner’s net investment:
Balance, beginning of year	$474,845	$479,331	$447,703
Income before income taxes	81,330	113,713	87,686
Noncash contributions for general and administrative expense	250	1,192	2,606
Distributions to owner – net	(80,244)	(119,391)	(58,664)
Balance, end of year	$476,181	$474,845	$479,331

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. – NORTHEAST OPERATIONS

CARVE OUT STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

In thousands

	2006	2005	2004
Operating activities:
Income before income taxes	$81,330	$113,713	$87,686
Charges and credits to income not affecting cash
Non-cash general and administrative expense	250	1,192	2,606
Depletion, depreciation and accretion	27,889	28,842	28,076
Income from equity affiliates	(526)	(914)	(1,178)
Other non-cash expense – net	76	419	233
Changes in assets and liabilities
Accounts receivable	1,710	(2,326)	(435)
Current and other assets	(1,360)	104	3,171
Accounts payable	(934)	3,662	(2,646)
Accrued liabilities	265	930	2,627
Net cash provided by operating activities	108,700	145,622	120,140

Investing activities:
Purchases of property, plant and equipment	(30,493)	(27,955)	(60,901)
Return of investment from equity affiliates	1,923	533	48
Proceeds from sale of properties	114	111	55
Net cash used for investing activities	(28,456)	(27,311)	(60,798)

Financing activities:
Owner’s distributions – net	(80,244)	(119,391)	(58,664)
Net cash used for financing activities	(80,244)	(119,391)	(58,664)

Net (decrease) increase in cash and cash equivalents	—	(1,080)	678

Cash and cash equivalents at beginning of year	—	1,080	402

Cash and cash equivalents at end of year	$—	$—	$1,080

Non-cash transactions:
Noncash changes in working capital related to acquisition of property and equipment – net	$813	$1,433	$2,788

The accompanying notes are an integral part of these carve out financial statements.

QUICKSILVER RESOURCES INC. – NORTHEAST OPERATIONS

NOTES TO CARVE OUT FINANCIAL STATEMENTS

For the Years Ended December 31, 2006, 2005 and 2004

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Basis of Presentation

On September 11, 2007, Quicksilver Resources Inc. (the “Company” or “Quicksilver”) entered into a contribution agreement with BreitBurn Operating LP (“BreitBurn”) to contribute all of its properties in Michigan, Indiana and Kentucky (collectively the “Northeast Operations”) in exchange for total consideration of $750 million in cash and approximately 21.348 million common units of BreitBurn Energy Partners LP. The transaction is subject to common closing adjustments and allows BreitBurn to increase the cash paid at closing and reduce the number of common units issued based upon a fixed common unit value of $32.79. Total consideration is $1.45 billion under the agreement, which is expected to close on or about November 1, 2007.

The Northeast Operations’ results of operations are largely dependent on the difference between the prices received for its natural gas and crude oil products and the cost to find, develop, produce and market such resources. Natural gas and crude oil prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of factors beyond the Northeast Operations’ control. These factors include worldwide political instability, quantities of natural gas in storage, foreign supply of natural gas and crude oil, the price of foreign imports, the level of consumer demand and the price of available alternative fuels.

The accompanying carve out financial statements and related notes thereto represent the carve out financial position, results of income before income taxes, changes in owner’s net investment, and cash flows of the Northeast Operations. The carve out financial statements have been prepared in accordance with Regulation S-X, Article 3 “General instructions as to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by Quicksilver are only indirectly attributable to its ownership of the Northeast Operations as Quicksilver owns interests in numerous other oil and gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Northeast Operations, so that the accompanying carve out financial statements reflect substantially all the costs of doing business. The allocations and related estimates and assumptions are described more fully in Note 7, “Related Party Transactions.”

The Northeast Operations account for its ownership in unincorporated partnerships and companies under the equity method of accounting as they have significant influence over those entities, but because of terms of the ownership agreements, the Northeast Operations does not meet the criteria for control which would require consolidation of the entities. The Northeast Operations’ share of the results from these entities is included as a component of operating income as operations of the entities are necessary for the Northeast Operations to process and deliver natural gas from certain of its properties. All inter-entity transactions are eliminated.

Use of Estimates

The preparation of the carve out financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the carve out financial statements and the reported amounts of revenues and expenses, including stock compensation expense, during each reporting period. Management believes its estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties, which may cause actual results to differ materially from the Company’s estimates. Significant estimates underlying these carve out financial statements include the estimated quantities of proved natural gas and crude oil reserves used to compute depletion of natural gas and crude oil properties and the related present value of estimated future net cash flows therefrom (see Note 10), estimates of current revenues based upon expectations for actual deliveries and prices received and the estimated fair value of asset retirement obligations.

Cash and Cash Equivalents

The Northeast Operations does not maintain its own bank account and accordingly, all cash receipts and disbursements flow through the owner’s net investment account in the accompanying carve out financial statements. Quicksilver provides cash as needed to support the Northeast Operations and collects cash for its revenues. Consequently, the accompanying carve out balance sheets do not include any cash balances. Cash received or paid by Quicksilver for its Northeast Operations is reflected as owner’s distributions or contributions on the accompanying carve out statements of owner’s net investment.

Through March 2005, the Northeast Operations did maintain its own back account. Until that time, cash receipts and disbursements were recorded as Northeast Operations cash activities in the accompanying carve out financial statements.

Revenue Recognition

Revenues from the sale of oil and natural gas are recognized upon satisfaction of all of the four following criteria:

•                  persuasive evidence of an arrangement exists,

•                  delivery has occurred,

•                  the sales price is fixed or determinable, and

•                  collectibility from the purchaser is reasonably assured.

The Northeast Operations follow the “sales method” of accounting for its natural gas and crude oil revenue, so that it recognizes sales revenues on all natural gas or crude oil sold to the purchasers, regardless of whether the sales are proportionate to the Northeast Operations’ ownership in the property. A receivable or liability is recognized only to the extent that the Northeast Operations has an imbalance on a specific property greater than the expected remaining proved reserves. As of December 31, 2006 and 2005, the Northeast Operations’ aggregate natural gas and crude oil imbalances were not material to the carve out financial statements.

Quicksilver enters into financial derivative contracts to hedge its exposure to commodity price risk associated with anticipated future natural gas, crude oil and NGL production. These contracts can include price ceilings and floors, no-cost collars and fixed price swaps. These financial derivative contracts allow Quicksilver to benefit from significant predictability of its natural gas and crude oil revenues. The revenue included on the accompanying carve out financial statements does not include the effects of the applicable portion of Quicksilver’s hedging program as Quicksilver entered into all financial derivative contracts on behalf of its operating subsidiaries.

Quicksilver entered into long-term contracts for delivery of 25 MMcfd and 10 MMcfd at floor prices of $2.49 and $2.47 per Mcf, respectively, through March 2009. These sales contracts are not considered derivatives but have been determined to be “normal sales” contracts under SFAS No. 133. Approximately 31.2 MMcfd, 30.4 MMcfd and 29.4 MMcfd of the Northeast Operations’ natural gas production was sold under these contracts during 2006, 2005 and 2004, respectively. The remaining volumes sold under these contracts were third-party volumes controlled by the Northeast Operations. The long-term sales contracts will be retained by Quicksilver and not assigned to BreitBurn.

Accounts Receivable

The Northeast Operations’ customers are natural gas and crude oil purchasers. Each customer and/or counterparty is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. Although collateral is generally not required, appropriate credit ratings are required and, in some instances, parental guarantees are obtained. When collections of specific amounts due are no longer reasonably assured, an allowance for doubtful accounts is established. During 2006, three purchasers accounted for approximately 22%, 13% and 12% of the Northeast Operations’ total sales. For 2005, two purchasers accounted for approximately 25% and 11% of the Northeast Operations’ total sales. Three purchasers accounted for approximately 17%, 10% and 10% of the Northeast Operations’ total 2004 sales.

Materials and Supplies

Materials and supplies consist of well equipment, spare parts and supplies carried on a first-in, first-out basis at the lower of cost or market.

Investments in Equity Affiliates

Income from equity affiliates is included as a component of operating income as the operations of the affiliates are associated with processing and transportation of the Northeast Operations’ natural gas production.

Oil and Gas Properties

The Northeast Operations follows the full cost method of accounting for oil and gas properties. Accordingly, the Northeast Operations capitalizes all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities as a single cost center by country. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil. The Company includes the Northeast Operations within its United States cost center; however, depletion expense has been estimated on a stand-alone basis for the Northeast Operations’ carve out statements of income before income taxes.

Net capitalized costs are limited to the lower of unamortized cost or the cost center ceiling. The cost center ceiling is defined as the sum of (1) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions and asset retirement obligations, (2) the cost of properties not being amortized, and (3) the lower of cost or market value of unproved properties included in the cost being amortized. Such limitations have been imposed on a stand-alone basis to the Northeast Operations, although the Company includes the Northeast Operations within its United States cost center. There were no impairments of oil and gas properties during the three-year period ended December 31, 2006.

All other properties and equipment are stated at original cost and depreciated using the straight-line method based on estimated useful lives from five to forty years.

Asset Retirement Obligations

The Northeast Operations has significant obligations to remove equipment and restore land at the end of oil and gas production operations. The removal and restoration obligations are primarily associated with plugging and abandoning wells and associated production facilities. The Northeast Operations recognize the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which it is legally or contractually incurred. When the liability is recorded, the carrying amount of the related long-lived asset is increased. The liability is accreted to its settlement date fair value over the useful life of the asset, with the associated expense recognized via depletion or depreciation over the useful life of the related asset.

The fair value of the liability associated with these retirement obligations is determined using significant assumptions, including current estimates of the plugging and abandonment or retirement, annual inflation of these costs, the productive life of the asset and our risk adjusted costs to settle such obligations discounted using our risk adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Revisions to the asset retirement obligations are recorded with an offsetting change to the carrying amount of the related long-lived asset, resulting in prospective changes to depreciation, depletion and amortization expense and accretion of discount. Because of the subjectivity of assumptions, the relatively long life of most of the Northeast Operations’ oil and gas assets and the possibility of future changes in legislation affecting these obligations, the costs to ultimately retire these assets may vary significantly from previous estimates.

Owner’s Net Investment

The change in net assets in each reporting period that is not attributable to current period earnings is reflected as an owner’s contribution or distribution for that reporting period. Since the Northeast Operations were not a separate legal entity during the period covered by these carve out financial statements, none of Quicksilver’s debt is directly attributable to the Northeast Operations, and no formal intercompany financing arrangement exists related to them. Additionally, as debt cannot be specifically ascribed to the Northeast Operations, the accompanying carve out financial statements do not include any allocation of interest expense to the Northeast Operations.

Income Taxes

As the Northeast Operations do not represent a separate legal and taxable entity and is being acquired by a non-tax paying entity, no income taxes have been provided in the accompanying carve out financial statements. See Note 6 below.

Stock-Based Compensation

During the periods presented, a portion of the oil and gas operating expenses and general and administrative expenses recognized by the Northeast Operations included noncash stock-based compensation recorded by Quicksilver. Effective January 1, 2006, Quicksilver adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”) using the “modified prospective” method. Prior to the adoption of SFAS No. 123(R), employee stock options were accounted for whereby no compensation expense was recognized for stock option awards, since all options that were granted had an exercise price equal to or above the common stock price on the grant date. However, compensation expense for 2005 in the amount of $0.3 million for the vesting of restricted stock grants is included in the carve out statements of income before income taxes. Compensation expense of $0.8 million for restricted stock grants and stock option grants was included in the 2006 carve out statement of income before income taxes.

During 2005 and 2004, if compensation expense for the stock options awards had been determined in accordance with the provisions of SFAS No. 123(R), income before income taxes would have been adjusted to the pro forma amounts indicated below:

	Years Ended December 31,
	2005	2004
	(in thousands)
Income before income taxes	$81,330	$113,713

Deduct: Total stock-based compensation expense determined under fair value-based method option awards	(459)	(968)
Pro forma income before income taxes	$80,871	$112,745

Segment Reporting

The Northeast Operations consists of only one operating segment — the production and development of oil and gas reserves. Additionally, all of the Northeast Operations’ properties are located in the United States and nearly all revenue is derived from customers located in the United States.

Environmental Compliance and Remediation

Environmental compliance costs, including ongoing maintenance and monitoring, are expensed as incurred. Environmental remediation costs which improve the condition of a property are capitalized.

Disclosure of Fair Value of Financial Instruments

Financial instruments included in the accompanying carve out financial statements include accounts receivable and accounts payable. The carrying amounts for these items approximate their fair value based on their short maturity.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”) in September 2006. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurement. No new requirements are included in SFAS No. 157, but application of the Statement will change current practice. The Company will adopt SFAS No. 157 on January 1, 2008, but does not expect adoption of SFAS No. 157 to have a material impact on the carve out financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to measure many financial instruments and certain other assets and liabilities at fair value. The Company will adopt SFAS No. 159 on January 1, 2008, but does not expect adoption of SFAS No. 159 to have a material impact on the carve financial position, results of operations or cash flows.

2. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	As of December 31,
	2006	2005
	(in thousands)
Accrued product receivables	$8,929	$10,610
Joint interest receivables	3,567	3,624
Other receivables	162	150
Allowance for bad debts	(409)	(425)
	$12,249	$13,959

3. PROPERTY, PLANT AND EQUIPMENT

The Northeast Operations’ property and equipment consist of the following:

	As of December 31,
	2006	2005
	(in thousands)
Oil and gas properties
Subject to depletion	$638,271	$605,110
Unevaluated costs	4,879	11,463
Accumulated depletion	(208,205)	(185,229)
Net oil and gas properties	434,945	431,344
Other equipment
Pipelines and processing facilities	63,105	60,095
Miscellaneous other assets	3,779	4,117
Accumulated depreciation	(21,095)	(17,086)
Net other property and equipment	45,789	47,126
Property and equipment, net of accumulated depreciation and depletion	$480,734	$478,470

Unevaluated Natural Gas and Crude Oil Properties Excluded From Depletion

Under full cost accounting, the Northeast Operations may exclude certain unevaluated costs from the amortization base pending determination of whether proved reserves have been discovered or impairment has occurred. A summary of the Northeast Operations’ unevaluated properties excluded from natural gas and crude oil properties being amortized at December 31, 2006 and 2005 and the year in which they were incurred is as follows: Costs are transferred into the amortization base on an ongoing basis, as the projects are evaluated and proved reserves established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Northeast Operations cannot assess the future impact on the amortization rate.

	December 31, 2006 Costs Incurred During					December 31, 2005 Costs Incurred During
	2006	2005	2004	Prior	Total	2005	2004	2003	Prior	Total
	(in thousands)					(in thousands)
Acquisition costs	$188	$740	$1,488	$2,463	$4,879	$1,320	$2,669	$7,220	$254	$11,463

Capitalized Costs

Capitalized overhead costs that directly relate to the Northeast Operations’ exploration and development activities were $0.1 million, $0.9 million and $0.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Depletion per Mcfe was $0.79, $0.77 and $0.70 for the years ended December 31, 2006, 2005 and 2004, respectively.

4. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	As of December 31,
	2006	2005
	(in thousands)
Revenue payable	$2,518	$2,804
Accrued production and property taxes	1,632	1,601
Accrued operating expenses	1,433	1,608
Environmental liabilities	600	1,301
	$6,183	$7,314

5. ASSET RETIREMENT OBLIGATIONS

The Northeast Operations’ asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. The Northeast Operations has no assets that are legally restricted for purposes of settling asset retirement obligations. The following table provides a reconciliation of the changes in the estimated asset retirement obligation from January 1, 2005 through December 31, 2006.

	As of December 31,
	2006	2005
	(in thousands)
Beginning asset retirement obligations	$10,301	$11,195
Additional liability incurred	85	189
Accretion expense	608	553
Change in estimates	14	(1,636)
Ending asset retirement obligations	$11,008	$10,301

During the years ended December 31, 2006, 2005 and 2004, accretion expense was recognized and included in depletion, depreciation and accretion expense reported in the carve out statements of income before income taxes. No asset retirement obligations were classified as current at December 31, 2006 or 2005.

6. INCOME TAXES

No provision for taxes is made in the Northeast Operations’ carve out financial statements because it does not represent a separate legal and taxable entity and is being acquired by a non-tax paying entity.

Reconciliation between the statutory federal income tax rate and the Northeast Operations’ pro forma effective tax rate as if the Northeast Operations had computed income taxes is as follows:

	Years Ended December 31,
	2006	2005	2004
U.S. federal statutory tax rate	35.00%	35.00%	35.00%
Permanent differences	.05%	.05%	.05%
State income taxes net of federal deduction	.10%	.10%	.10%
Effective income tax rate	35.15%	35.15%	35.15%

The following table details pro forma net income reflecting a tax provision calculated on a separate return basis:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Income before income taxes	$81,330	$113,713	$87,686
Income tax provision	28,587	39,970	30,822
Pro forma net income	$52,743	$73,743	$56,864

7. RELATED PARTY TRANSACTIONS

The accompanying carve out financial statements have been prepared in accordance with SAB Topic 1-B. Under these rules, all direct costs have been included in the accompanying carve out financial statements. Accordingly, in addition to Northeast Operations’ direct employee and administrative expenses, a portion of the general and administrative expenses incurred by Quicksilver during the period covered by these carve out financial statements has been allocated and included in the accompanying carve out financial statements as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
General and administrative	$250	$1,192	$2 ,606

The allocation is based both on the Northeast Operations portion of Quicksilver’s consolidated capital expenditures and its portion of Quicksilver’s total equivalent production. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation of operating costs borne by Quicksilver on behalf of the Northeast Operations; however, these allocations may not be indicative of the cost of future operations or the amount of future allocations.

8. EMPLOYEE BENEFITS

Quicksilver maintains a 401(k) retirement plan available to all employees with three months of service and who are at least 21 years of age. Until January 1, 2006 Quicksilver made discretionary contributions to the plan. Effective January 1, 2006, Quicksilver’s Board of Directors approved amendments to the plan to provide for a Quicksilver match of employees’ contributions and a fixed annual contribution by the Quicksilver in addition to the discretionary contributions by Quicksilver to the plan. The expense associated with the 401(k) plan attributable to the direct employees of the Northeast Operations were $0.4 million, $0.2 million and $0.1 million for 2006, 2005 and 2004, respectively, and are included in oil and gas production costs in the accompanying carve out financial statements.

Quicksilver maintains a self-funded health benefit plan that covers all eligible U.S. employees of the Company. The plan has been reinsured on an individual claim and total group claim basis. Quicksilver is responsible for payment of the first $50,000 for each individual claim. The expense associated with the self-funded health benefit plan attributable to the direct employees of the Northeast Operations were $1.0 million, $1.0 million and $1.1 million for 2006, 2005 and 2004, respectively, and are included in oil and gas production costs in the accompanying carve out financial statements.

9. COMMITMENTS AND CONTINGENCIES

The Northeast Operations directly lease office buildings and other property under operating leases. Future minimum lease payments for operating leases with initial non-cancelable lease terms in excess of one year as of December 31, 2006, in thousands, were as follows:

2007	$847
2008	651
2009	435
2010	84
Thereafter	—
Total lease commitments	$2,017

Rent expense for operating leases with terms exceeding one month was $0.9 million in 2006, $0.6 million in 2005 and $0.2 million in 2004. As of December 31, 2006, the Northeast Operations had approximately $0.2 million in letters of credit outstanding related to various state and federal bonding requirements.

The Northeast Operations is subject to various possible contingencies, which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry. Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, production rates, marketing and environmental matters are subject to regulation by various federal and state agencies.

10. SUPPLEMENTAL INFORMATION (UNAUDITED)

Proved oil and gas reserves estimates for the Northeast Operations’ properties were prepared by independent petroleum engineers with Schlumberger Data and Consulting Services. The reserve reports were prepared in accordance with guidelines established by the Securities and Exchange Commission and, accordingly, were based on existing economic and operating conditions. Natural gas and crude oil prices in effect as of the date of the reserve reports were used without any escalation except in those instances where the sale of production was covered by contract, in which case the applicable contract prices, including fixed and determinable escalations, were used for the duration of the contract, and thereafter the year-end price was used (See “Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves” below for a discussion of the effect of the different prices on reserve quantities and values.) Operating costs, production and ad valorem taxes and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present values should not be construed as the current market value of the Company’s natural gas and crude oil reserves or the costs that would be incurred to obtain equivalent reserves. The changes in Northeast Operations’ proved reserves for the years ended December 31, 2004, 2005 and 2006 were as follows:

	Natural Gas	Crude Oil	Natural Gas Liquids
	(MMcf)	(MBbl)	(MBbl)
January 1, 2004	638,431	3,209	1,726
Revisions	(16,687)	224	(49)
Extensions and discoveries	6,747	3	—
Purchases in place	5,000	—	—
Sales in place	(365)	(17)	(6)
Production	(30,398)	(354)	(113)
December 31, 2004	602,728	3,065	1,558
Revisions	(6,542)	464	180
Extensions and discoveries	11,539	183	55
Purchases in place	236	4	5
Production	(28,583)	(354)	(141)
December 31, 2005	579,378	3,362	1,657
Revisions	(54,120)	502	199
Extensions and discoveries	8,129	32	11
Production	(26,177)	(339)	(153)
December 31, 2006	507,210	3,557	1,714

	Natural Gas	Crude Oil	Natural Gas Liquids
	(MMcf)	(MBbl)	(MBbl)
Proved developed reserves
December 31, 2004	543,266	2,323	1,028
December 31, 2005	527,585	2,494	1,085
December 31, 2006	467,286	2,723	1,152

The capitalized costs relating to the Northeast Operations’ oil and gas producing activities and the related accumulated depletion, depreciation and accretion as of December 31, 2006, 2005 and 2004 were as follows:

	As of December 31,
	2006	2005	2004
	(in thousands)
Proved properties	$638,271	$605,110	$577,661
Unevaluated properties	4,879	11,463	14,691
Accumulated DD&A	(208,205)	(185,229)	(161,133)
Net capitalized costs	$434,945	$431,344	$431,219

Costs incurred for the Northeast Operations’ in oil and gas property acquisition, exploration and development activities during the years ended December 31, 2006, 2005 and 2004 were as follows:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Proved acreage	$—	$813	$7,352
Unproved acreage	1,007	1,337	2,274
Development costs	22,235	16,467	42,349
Exploration costs	6,344	7,815	3,783
Total	$29,586	$26,432	$55,758

Results of operations from the Northeast Operations’ producing activities for the years ended December 31, 2006, 2005 and 2004 are set forth below:

	Years Ended December 31,
	2006	2005	2004
	(in thousands)
Natural gas, crude oil & NGL sales	$164,060	$199,116	$165,119
Oil & gas production expense	55,580	56,771	48,093
Depletion expense	22,977	24,150	23,405
Results from producing activities	$85,503	$118,195	$93,621

The Northeast Operations’ Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves (“Standardized Measure”) does not purport to present the fair market value of the Northeast Operations’ natural gas and crude oil properties. An estimate of such value should consider, among other factors, anticipated future prices of natural gas and crude oil, the probability of recoveries in excess of existing proved reserves, the value of probable reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revision. Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for contracts with price floors but excluding hedges, to the estimated future production of the year-end reserves. These prices have varied widely and have a significant impact on both the quantities and value of the proved reserves as reduced prices cause wells to reach the end of their economic life much sooner and also make certain proved undeveloped locations uneconomical, both of which reduce reserves. The following representative natural gas and crude oil year-end prices were used in the Standardized Measure. These prices were adjusted by field for appropriate regional differentials.

	At December 31,
	2006	2005	2004
Natural gas – Henry Hub-Spot	$5.64	$10.08	$6.18
Crude oil – WTI Cushing	60.85	61.06	43.36

Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

No provision for income taxes is made in the Northeast Operations’ supplemental oil and gas disclosure, because it does not represent a separate legal and taxable entity and is being acquired by a non-tax paying entity.

The standardized measure of discounted cash flows related to Northeast Operations’ proved oil and gas reserves at December 31, 2006, 2005 and 2004 were as follows:

	As of December 31,
	2006	2005	2004
	(in thousands)
Future revenues	$3,155,762	$5,762,322	$3,763,155
Future production costs	(1,349,889)	(1,565,967)	(1,358,910)
Future development costs	(76,521)	(82,788)	(86,831)
Future net cash flows	1,729,352	4,113,567	2,317,414
Less 10% annual discount for estimated timing of cash flows	(1,064,731)	(2,699,667)	(1,481,647)
Standardized measure of discounted future net cash flows	$664,621	$1,413,900	$835,767

The primary changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2006, 2005 and 2004 were as follows:

	As of December 31,
	2006	2005	2004
	(in thousands)
Balance, beginning of period	$1,413,900	$835,767	$913,232

Net change in price and production costs	(788,141)	632,604	(11,661)
Net change in timing of cash flows and other	27,762	(62,781)	(53,285)
Development costs incurred	22,235	16,467	42,349
Revision of estimates	(49,822)	13,459	(10,578)
Changes in estimated future development costs	(7,566)	55	(29,314)
Purchase and sale of reserves, net	—	824	5,144
Extensions and discoveries	13,343	36,273	5,583
Sales of oil and gas net of production costs	(108,480)	(142,345)	(117,026)
Accretion of discount	141,390	83,577	91,323
Balance, end of period	$664,621	$1,413,900	$835,767

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